Exhibit 99.1

W. R. Berkley Corporation 475 Steamboat Road Greenwich, Connecticut 06830 (203) 629-3000	NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Karen A. Horvath Vice President — External Financial Communications (203) 629-3000
W. R. BERKLEY CORPORATION REPORTS FIRST QUARTER RESULTS
Net Income $119 Million, Return on Equity 13.2%
          Greenwich, Conn., April 26, 2010 — W. R. Berkley Corporation (NYSE: WRB) today reported net income for the first quarter of 2010 of $119 million, or 74 cents per share, compared with a loss of $20 million, or 13 cents per share, for the first quarter of 2009. Operating income for the first quarter of 2010 was $112 million, or 70 cents per share, compared with $117 million, or 70 cents per share, for the corresponding quarter of 2009. Operating income is a non-GAAP financial measure defined by the Company as net income excluding income and losses from investment funds and net investment gains and losses.
Summary Financial Data
(Amounts in thousands, except per share data)

	First Quarter
	2010	2009
Gross premiums written	$1,126,120	$1,148,242
Net premiums written	983,950	1,023,472

Net income (loss)	118,610	(20,346)
Net income (loss) per diluted share	0.74	(0.13)

Operating income	111,700	117,296
Operating income per diluted share	0.70	0.70

W. R. Berkley Corporation	Page 2
First quarter highlights included:
•	Return on equity was 13.2%.

•	Book value per share increased 3.6% to $23.80.

•	GAAP combined ratio was 94.1%.

•	Repurchased 3.8 million shares of common stock at an average cost of $24.78 per share and an aggregate cost of $95 million.
          Commenting on the Company’s performance, William R. Berkley, chairman and chief executive officer, said: “We continue to be pleased with our results, especially given the current competitive environment. Our insurance rates remain generally flat, and the pace of the decline in our written premiums has slowed over the past twelve months. We were able to selectively increase prices, although the overall insurance market momentum has not yet turned positive. We are maintaining underwriting discipline and continue to obtain adequately-priced business with customers who value the strengths of our enterprise.
          “As an international insurer, we are working hard to avoid the extreme volatility that creates unpredictability for our stakeholders. In spite of the earthquake in Chile and the winter storms in the Northeast and Europe, we were able to absorb these losses without a significant impact on our results. We pride ourselves on being able to deliver excellent returns while attempting to protect our shareholders from the extremes of unpredictable financial results that natural disasters often bring.
          “As we strive to adjust our business for the current and future environment, we have added operating units and entered new lines of business. We are also building management depth by adding outstanding people throughout the organization. In the short run, we are impacted by an increased expense ratio as earned premium in these new businesses takes time to build. We believe this investment in our future and the concomitant increase in our expense ratio will create long-term value for our enterprise.
          “Book value continued to increase due to a combination of our earnings and the improvement in the value of our investment portfolio. Given our already well-capitalized position, we elected to use most of the earnings generated this quarter to repurchase our shares at prices that we perceived to be attractive. In the long run, we recognize that creating value for our shareholders occurs when we build a better business that has good predictability, high risk-adjusted returns and the right amount of capital,” Mr. Berkley concluded.

W. R. Berkley Corporation	Page 3
Webcast Conference Call
          The Company will hold its quarterly conference call with analysts and investors to discuss its earnings and other information on Tuesday, April 27, 2010 at 8:30 a.m. eastern time. The conference call will be webcast live on the Company’s website at www.wrberkley.com. A recording of the call will be available on the Company’s website approximately two hours after the end of the conference call.
About W. R. Berkley Corporation
          Founded in 1967, W. R. Berkley Corporation is an insurance holding company that is among the largest commercial lines writers in the United States and operates in five segments of the property casualty insurance business: specialty insurance, regional property casualty insurance, alternative markets, reinsurance and international.
Forward Looking Information
This is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including statements related to our outlook for the industry and for our performance for the year 2010 and beyond, are based upon the Company’s historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. They are subject to various risks and uncertainties, including but not limited to: the cyclical nature of the property casualty industry; the long-tail and potentially volatile nature of the insurance and reinsurance business; product demand and pricing; claims development and the process of estimating reserves; investment risks, including those of our portfolio of fixed maturity securities and investments in equity securities, including investments in financial institutions, municipal bonds, mortgage-backed securities, loans receivable, investment funds, merger arbitrage and private equity investments; the impact of significant competition; the potential impact of the economic downturn, and any legislative, regulatory, accounting or other initiatives taken in response to it, on our results and financial condition; the uncertain nature of damage theories and loss amounts; natural and man-made catastrophic losses, including as a result of terrorist activities; the success of our new ventures or acquisitions and the availability of other opportunities; the availability of reinsurance; our retention under the Terrorism Risk Insurance Programs Reauthorization Act of 2007; the ability of our reinsurers to pay reinsurance recoverables owed to us; foreign currency and political risks relating to our international operations; other legislative and regulatory developments, including those related to alleged anti-competitive or other improper business practices in the insurance industry; changes in the ratings assigned to us or our insurance company subsidiaries by rating agencies; the availability of dividends from our insurance company subsidiaries; our ability to attract and retain qualified employees; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause our actual results for the year 2010 and beyond to differ materially from those expressed in any forward-looking statement we make. Any projections of growth in our net premiums written and management fees would not necessarily result in commensurate levels of underwriting and operating profits. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
# # #

W. R. Berkley Corporation	Page 4
Consolidated Financial Summary
(Amounts in thousands, except per share data)

	First Quarter
	2010	2009
Revenues:
Net premiums written	$983,950	$1,023,472
Change in unearned premiums	(53,389)	(44,264)

Net premiums earned	930,561	979,208
Net investment income	138,843	138,216
Income (losses) from investment funds	4,718	(115,074)
Insurance service fees	21,485	26,583
Net investment gains (losses):
Net realized gains on investment sales	8,494	13,392
Other-than-temporary impairments	(2,582)	(110,200)

Net investment gains (losses)	5,912	(96,808)

Revenues from wholly-owned investees	51,576	30,903
Other income	452	593

Total revenues	1,153,547	963,621

Expenses:
Losses and loss expenses	549,973	610,445
Other operating costs and expenses	367,967	357,347
Expenses from wholly-owned investees	48,974	29,954
Interest expense	26,041	20,224

Total expenses	992,955	1,017,970

Income (loss) before income taxes	160,592	(54,349)
Income tax (expense) benefit	(41,811)	34,065

Net income (loss) before noncontrolling interests	118,781	(20,284)
Noncontrolling interests	(171)	(62)

Net income (loss) to common stockholders	$118,610	$(20,346)

Net income (loss) per share:
Basic	$0.77	$(0.13)
Diluted	$0.74	$(0.13)

Average shares outstanding:
Basic	153,445	161,090
Diluted (1)	159,771	161,090

(1)	For the three months ended March 31, 2009, the anti-dilutive effects of 7,001 potential common shares outstanding were excluded from the outstanding diluted shares due to a net loss for that period.

W. R. Berkley Corporation	Page 5
Operating Results by Segment
(Amounts in thousands, except ratios (1))

	First Quarter
	2010	2009
Specialty: (2)
Gross premiums written	$342,932	$364,894
Net premiums written	301,928	322,557
Premiums earned	312,953	357,928
Pre-tax income	75,670	27,744
Loss ratio	57.9%	62.8%
Expense ratio	33.6%	30.7%
GAAP combined ratio	91.5%	93.5%

Regional: (2)
Gross premiums written	$302,641	$322,801
Net premiums written	272,032	282,035
Premiums earned	263,669	285,616
Pre-tax income	41,964	18,365
Loss ratio	57.2%	61.0%
Expense ratio	35.5%	33.1%
GAAP combined ratio	92.7%	94.1%

Alternative Markets:
Gross premiums written	$241,351	$248,874
Net premiums written	210,405	225,715
Premiums earned	154,785	151,993
Pre-tax income	50,985	30,434
Loss ratio	64.6%	62.2%
Expense ratio	25.5%	24.1%
GAAP combined ratio	90.1%	86.3%

Reinsurance: (2)
Gross premiums written	$106,369	$107,856
Net premiums written	98,771	100,833
Premiums earned	99,558	105,623
Pre-tax income	34,420	2,999
Loss ratio	50.4%	63.4%
Expense ratio	43.8%	35.6%
GAAP combined ratio	94.2%	99.0%

International: (2)
Gross premiums written	$132,827	$103,817
Net premiums written	100,814	92,332
Premiums earned	99,596	78,048
Pre-tax income	373	6,168
Loss ratio	67.9%	64.1%
Expense ratio	43.6%	37.6%
GAAP combined ratio	111.5%	101.7%

W. R. Berkley Corporation	Page 6
Operating Results by Segment (Continued)
(Amounts in thousands, except ratios (1))

	First Quarter
	2010	2009
Corporate and Eliminations:
Net investment gains (losses)	$5,912	$(96,808)
Interest expense	(26,041)	(20,224)
Other revenues and expenses (3)	(22,691)	(23,027)
Pre-tax loss	(42,820)	(140,059)

Consolidated:
Gross premiums written	$1,126,120	$1,148,242
Net premiums written	983,950	1,023,472
Premiums earned	930,561	979,208
Pre-tax income (loss)	160,592	(54,349)
Loss ratio	59.1%	62.3%
Expense ratio	35.0%	31.4%
GAAP combined ratio	94.1%	93.7%

(1)	Loss ratio is losses and loss expenses incurred expressed as a percentage of premiums earned. Expense ratio is underwriting expenses expressed as a percentage of premiums earned. Underwriting expenses do not include expenses related to insurance services or unallocated corporate expenses. GAAP combined ratio is the sum of the loss ratio and the expense ratio.

(2)	Catastrophe and weather-related losses were $23 million and $9 million for the first quarter of 2010 and 2009, respectively.

(3)	Other revenues and expenses include corporate investment income, expenses not allocated to the business segments and revenues and expenses from investments in wholly-owned, non-insurance subsidiaries that are consolidated for financial reporting purposes.

W. R. Berkley Corporation	Page 7
Selected Balance Sheet Information
(Amounts in thousands, except per share data)

	March 31,	December 31,
	2010	2009
Net invested assets (1)	$13,681,731	$13,726,213
Total assets	17,231,923	17,328,596
Reserves for losses and loss expenses	9,072,061	9,071,671
Senior notes and other debt	1,345,463	1,345,481
Junior subordinated debentures	242,631	249,793
Common stockholders’ equity (2) (3)	3,645,984	3,596,067
Common stock outstanding (3)	153,188	156,552
Common stockholders’ equity per share (3)	23.80	22.97

(1)	Net invested assets include investments, cash investments and cash equivalents, trading accounts receivable from brokers and clearing organizations, trading account securities sold but not yet purchased and unsettled purchases.

(2)	After-tax unrealized investment gains were $259 million and $219 million as of March 31, 2010 and December 31, 2009, respectively. Unrealized currency translation losses were $53 million and $40 million as of March 31, 2010 and December 31, 2009, respectively.

(3)	During the first quarter of 2010, the Company repurchased 3.8 million shares of its common stock at an average cost of $24.78 per share and an aggregate cost of $95 million.

W. R. Berkley Corporation	Page 8
Supplemental Information
(Amounts in thousands)

	First Quarter
	2010	2009
Reconciliation of operating income to net income (loss):
Operating income (1)	$111,700	$117,296
Investment gains (losses), net of tax	3,843	(62,844)
Income (losses) from investment funds, net of tax	3,067	(74,798)

Net income (loss)	$118,610	$(20,346)

Return on equity:
Net income (2)	13.2%	N/M
Operating income (1) (2)	12.4%	15.4%

Cash flow:
Cash flow from operations before cash transfers to/from trading account (3)	$57,159	$91,560
Cash transfers to/from trading account	—	(70,000)

Cash flow from operations	$57,159	$21,560

Other operating costs and expenses:
Underwriting expenses	$325,603	$307,956
Service expenses	18,544	22,057
Net foreign currency losses (gains)	(5,027)	532
Other costs and expenses	28,847	26,802

Total	$367,967	$357,347

(1)	Operating income is a non-GAAP financial measure defined by the Company as net income (loss) excluding income and losses from investment funds and net investment gains and losses. The Company refined its definition of operating income to exclude income and losses from investment funds beginning with the second quarter of 2009. Operating income for the first quarter of 2009 was restated to reflect this change. Management believes that excluding income and losses from investment funds and net investment gains and losses, which result primarily from changes in general economic conditions, provides a useful indicator of trends in the Company’s underlying operations.

(2)	Return on equity represents net income and net operating income expressed on an annualized basis as a percentage of beginning of year stockholders’ equity.

(3)	Cash flow from operations before cash transfers to/from trading account is a non-GAAP financial measure that excludes cash contributions to and withdrawals from the arbitrage trading account. Management believes that cash transfers to and withdrawals from the arbitrage trading account are the result of changes in investment allocations and that excluding such transfers provides a useful measure of the Company’s cash flow.